Exhibit 10.40

September 15, 2004

Mr. Edmundo Costa

Dear Edmundo:

This letter sets forth the substance of the Change of Control Agreement (the “Agreement”) which Tarantella Inc. (the “Company”) is offering to you.

1. Change of Control. Your last day of work as VP, World Wide Sales with the Company will be September 1, 2004 (Change of Control Date), after which time you are going to be engaged as an independent contractor for the APAC and Latin America, Less China territory for Tarantella.

Pursuant to the existing Change in Control agreement which addressed the terms and conditions of employment in the event of a change in control of the Company, Tarantella has offered you a Change in Control Payment equal to the product of twelve times your Total Monthly Compensation including targeted bonuses at 100% attainment which equates to $307, 436, provided you elect to sign this Release. You further understand and agree that this sum is in lieu of any other severance payments in the future. The Change of Control Payment will be paid in a lump sum payment, less applicable withholdings and paid according to the terms of this agreement as referenced in paragraph twelve (12).

2. Accrued Salary and Paid Time Off. The Company will pay your salary through September 30th and all accrued and unused vacation earned through September 1, 2004, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. 2004 Q4 Commission Payment. Any sales commission dollars earned by you for July and August 2004 will be calculated based on actual results and will be paid in accordance to the current practice of 60 days after quarter end.

4. Stock Options. Stock options granted to you shall vest and become fully exercisable upon your Change of Control. You shall have an exercise window ending December 31st, 2004, to exercise your vested options. For each quarter in which you meet or exceed your sales quota, an additional extension to the end of the next calendar quarter will be added to your exercise period will be applied. In the event you do not attain your Q1 Quota, the stock exercise window shall not be extended any further. To the extent your exercise window is extended into 2005, the extension (s) granted will never exceed September 30, 2005. Please contact AST Stock Plan for exact details regarding your options and the process of exercising those shares.

5. Health Insurance. You will continue on the Company benefits scheme for twelve (12) months, the Group benefits will end on September 30th 2005. You will be subject to any changes to the Company benefit scheme during this period. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Edmundo Costa

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement listed in Exhibit B, you will not receive any additional compensation, severance, bonuses, profit sharing rights or distributions, equity, or other benefits after the Change of Control

7. Expense Reimbursements. You agree that, within thirty (30) days of the Change of Control Date, you will submit your final documented expense reimbursement statement as an employee reflecting all business expenses you incurred through the Change of Control Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Return of Company Property. By the end of the Contract Period or as soon as practical thereafter, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You agree to delete any such Company information stored on the Computer.

9. Proprietary Information Obligations. Both during and after your employment, you acknowledge your continuing obligations under your Invention, Patent and Confidential Information Agreement, not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Invention, Patent and Confidential Information Agreement is attached hereto as Exhibit A.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee except current officers of Tarantella and your financial and legal advisors.

11. Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. Release. In exchange for the Change of Control Compensation, Benefits, Stock Vesting and Extended Exercise Period, and the Company laptop under this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you release, acquit and forever discharge the Company, its officers, directors, agents, servants, employees, attorneys, shareholders, predecessors, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and

Edmundo Costa

demands directly or indirectly arising out of or in any way connected with your employment with the Company or the change of control of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, equity, profit sharing rights or distributions, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

13. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA. You also acknowledge that the consideration given for your waiver is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have forty-five (45) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (“Effective Date”).

14. Section 1542 Waiver. In granting the release herein, you acknowledge that you have read and understand California Civil Code section 1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of unknown or unsuspected claims granted in this Agreement.

15. Arbitration. You and the Company agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of your employment or the termination of that employment with the Company, except for disputes involving the protection of the Company’s intellectual property, shall be decided by confidential, final and binding arbitration conducted in County of Santa Cruz, California, in accordance with the rules of the American Arbitration Association, or its successor, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. Nothing in this Paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

16. Miscellaneous. This Agreement, including Exhibit A constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and

Edmundo Costa

enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

TARANTELLA, INC.

By:	/s/ John Greeley
John Greeley

Exhibit A	–	Invention, Patent and Confidential Information Agreement
Exhibit B	–	Independent Contractor Assignment and Quota Overview
Exhibit C	–	Tarantella Sales Plan Definition Document

HAVING READ THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

/s/ Edmundo Costa	9/15/04
Edmundo Costa	Date

Edmundo Costa

EXHIBIT A

INVENTION, PATENT AND CONFIDENTIAL INFORMATION AGREEMENT

B-2.

Edmundo Costa

EXHIBIT B

ASSIGNMENT EFFECTIVE SEPTEMBER 1, 2004 – MARCH 31, 2005

Territory:	APAC and Latin America, less China

Manager:	Frank Wilde

Work Week:	25% Dedicated Work Week to Tarantella

Work Period:	September 1, 2004 – March 31, 2005

Notice Period:	Extending the contract beyond March 31, 2005 will be by mutual agreement with a 30 day notice period for extension. In the event the Company terminates you for cause, the notice period mentioned in this agreement is null and void.

Sales Incentive:	Individual Revenue Quota Achievement

Performance is measured against each quarterly quota. Payout is made quarterly based upon achievement against quarterly targets.

For revenue achievement of quarterly quota, the formula for calculating the commission payment is as follows:

Payout = Total Quarter Revenue Attainment X 10% For example: Employee sells $300,000 and has a quarterly quota of $300,000, the commission payout is $30,000.

In the event your quarterly revenue exceeds $500,000, you will receive an additional $2,500.00 bonus.

The target is $400K/quarter for each quarter for a total of $1.2M over three quarters, including the quarter ending September. If you exceed the number in one quarter, you will be able to carry forward the amount in excess of the target towards meeting my next quarter target up to 150K in revenue.

• You must hit $400K in the first quarter;

• You must hit $400K in the second quarter and $800K cumulatively over two quarters;

• You must hit $400K in the third quarter and $1.2M cumulatively over three quarters; and

• A maximum of $150K can be carried from one quarter to the next and at no time a single quarter be less than $250K.

B-2.

Edmundo Costa

Sales Quota:	September:	$400,000 less originations through July and August

	October – December:	$400,000

	January – March:	$400,000

Tarantella Sales Plan Definitions Apply See Exhibit C

B-2.

Edmundo Costa

EXHIBIT C

TARANTELLA, INC. SALES PLAN DEFINITIONS

B-2.